Exhibit 99.1

EFiled: Oct 1 2007 8:00PM EDT Transaction ID 16513752 Case No. 3261
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

SCHULTZE ASSET MANAGEMENT, LLC, individually and on behalf of all others similarly situated,	) ) ) )
Plaintiff,	)
)
vs.	)	Civil Action No.
WASHINGTON GROUP INTERNATIONAL, INC.,
JOHN R. ALM, DAVID H. BATCHELDER,
MICHAEL R. D’APPOLONIA, C. SCOTT GREER,
GAIL E. HAMILTON, STEPHEN G. HANKS,
WILLIAM H. MALLENDER, MICHAEL P.
MONACO, CORDELL REED, DENNIS R.
WASHINGTON, DENNIS K. WILLIAMS, URS
CORPORATION, ELK MERGER
CORPORATION, and BEAR MERGER SUB, INC.,
) ) ) ) ) ) ) ) ) ) )
Defendants.	)
VERIFIED CLASS ACTION COMPLAINT
     Plaintiff Schultze Asset Management, LLC (“Plaintiff” or “Schultze”), by its attorneys, alleges the following upon personal knowledge as to itself and its own acts, and upon information and belief as to all other matters:
NATURE OF THE ACTION
     1. This is a class action on behalf of the public shareholders of Washington Group International, Inc. (“Washington Group” or the “Company”), arising from the proposed acquisition of the outstanding shares of Washington Group common stock by URS Corporation, Elk Merger Corporation, and Bear Merger Sub, Inc. (collectively “URS”), in breach of the fiduciary duties that the above-named individual defendants owe to the Company’s shareholders (the “Proposed Transaction”). Plaintiff seeks to enjoin the Proposed Transaction or, alternatively, seeks rescission of the Proposed Transaction in the event that defendants are able to consummate it.

     2. On July 17, 2007, the Company disseminated a Preliminary Proxy on Form PREM14A to its shareholders in support of the Proposed Transaction. On October 1, 2007 URS and Washington Group disseminated their combined Definitive Proxy Statement on Form DEFM14A to solicit shareholder votes on the Proposed Transaction (the “Proxy”). As revealed in the Proxy, defendants have scheduled a meeting of shareholders on October 30, 2007, to vote on the URS Buyout. As alleged in detail herein, the Proposed Transaction is financially and procedurally unfair to the Company’s public shareholders. Furthermore, the Proxy disseminated by URS and Washington Group is materially misleading because it omits material facts. Among other things, the Proxy fails to explain why Washington Group used overly conservative financial projections to support the so-called “Fairness Opinion” issued in connection with the Proposed Transaction.
     3. The Proposed Transaction is unfair to the Company’s public shareholders as is made clear by the letter sent to the Company’s Board of Directors and filed with the SEC on Form 13D on July 26, 2007 by Washington Group’s largest institutional shareholder, Greenlight Capital, Inc. (“Greenlight”). In that letter, Greenlight noted that, after reviewing proxy materials and meeting with the management of both Washington Group and URS, it had concluded, inter alia, that “the proposed split of value between the companies [in the Proposed Transaction] does not give sufficient credit to Washington Group’s more robust growth prospects.”
     4. In the weeks leading up to and following July 26, 2007, facts emerged that confirmed Greenlight’s conclusion that Company management’s forecast for Washington Group, as set forth in the Proxy, was disconnected from reality. In fact, since the end of May 2007, the Company has announced the consummation of several major contracts that, by Washington Group’s own admission, will enhance the Company’s prospects for future growth.
     5. For example, since May 2007, and the announcement of the Proposed Merger,

Washington Group has announced several significant contract “wins,” including
•	a contract with FutureGen Industrial Alliance to build a $1 billion prototype coalfueled power plant (June 12);

•	a 4-year, $159 million contract from the United States Department of Energy to manage and operate the West Valley Demonstration Project (Jun 29);

•	a contract from Suncor Energy for engineering, procurement, and construction services relating to a Stage 4, 160-megawatt, gas-fired cogeneration plant (July 25);

•	a contract by Louisiana Energy Services relating to its $1.5 billion National Enrichment Facility — the first major nuclear facility licensed by the Nuclear Regulatory Commission in the past 3 decades (August 1); and

•	a $2.5 billion contract modification by the U.S. Army Chemical Materials Agency for destruction of chemical warfare agents and weapons (August 6). The Company also is finalizing negotiations for a $400 million to $1 billion contract with the U.K. Nuclear Decommissioning Authority to operate the U.K.’s national low level nuclear waste repository contract (August 15).
     6. Despite this significant upturn in business, Goldman, Sachs & Co. (“Goldman”) (financial advisor to the company in connection with the Proposed Transaction) has failed to issue a new fairness opinion. The Proxy also fails to indicate whether Company management or Goldman even considered, let alone incorporated, these highly significant contract “wins” (or prospective “wins”) into Washington Group’s financial forecasts used in connection with assessing the financial fairness of the Proposed Transaction.
     7. In apparent concern that its largest shareholder publicly opposed the Proposed Transaction, Washington Group and Goldman met with Greenlight on August 29, 2007, to discuss Greenlight’s concerns. According to Greenlight’s September 28, 2007 letter to

Washington Group’s Board (attached to a Form 13D/A filed with the SEC that day), neither the Company nor Goldman offered a satisfactory response. In its letter, Greenlight stated that Goldman acknowledged its view “that management has a history of conservative forecasting for managing Wall Street and internal expectations.” According to the Greenlight letter, “Goldman indicated that it understood and agreed with that history, but did not take it into account in its fairness opinion.”
     8. Further illustrative of the unfair nature of the Proposed Transaction, the Proxy makes clear that the Washington Group Board did not reasonably and fully canvass the market for potential purchasers before agreeing to the Proposed Transaction. The Merger Agreement in the Proposed Transaction (the “Merger Agreement”) contains a “no-shop” clause prohibiting the solicitation of alternative transactions. The Proxy also indicates that the Company’s President and CEO, defendant Stephen G. Hanks (“Hanks”) was substantially involved in all aspects of the “negotiations” and, not coincidentally, was virtually assured of a post-transaction job and Board seat (the only one allocated to a previous member of the Company’s Board) during negotiations. Further illustrative of the deal’s unfairness is the Board’s failure to press URS to provide a mechanism to protect Washington Group’s shareholders if the market price of URS’s shares declined before the parties could consummate the Proposed Transaction.
THE PARTIES
     9. Schultze is a leading alternative investments firm specializing in distressed and special situations investing. Schultze manages approximately $725 million in assets on behalf of institutional and high net worth clients located throughout the world. Schultze’s offices are located in Purchase, New York. As specified in its Chancery Court Rule 23(aa) Affidavit filed herewith, Schultze is and has been the beneficial owner of 831,317 shares of Washington Group common stock held in various funds that it manages since prior to the wrongs complained of herein.
     10. Washington Group is a Delaware corporation with its principal executive offices located at 720 Park Boulevard, Boise, Idaho, 83712. Washington Group provides design, engineering, construction, facilities and operations management, environmental remediation, and mining services to public and private sector clients in the United States and abroad. The Company’s common stock trades on the New York Stock Exchange under the ticker symbol “WNG.” As of July 27, 2007, there were 29,297,592 shares of the Company’s common stock outstanding.
     11. Defendant John R. Alm (“Alm”) is and has been a member of Washington Group’s Board of Directors since 2006. According to Washington Group’s most recent Annual Proxy Statement filed with the SEC on April 17, 2007 (the “2007 Proxy”), Alm is the retired President and Chief Executive Officer (“CEO”) of Coca-Cola Enterprises, Inc. and a director of the Kimberly-Clark Corporation. According to the 2007 Proxy, Alm also is a member of the Company’s Audit Review Committee.
     12. Defendant David H. Batchelder (“Batchelder”) is and has been a member of Washington Group’s Board of Directors since 1993. According to the 2007 Proxy, Batchelder is a Principal of Relational Investors, LLC, and a director of The Home Depot, Inc.
     13. Defendant Michael R. D’Appolonia (“D’Appolonia”) is and has been a member of Washington Group’s Board of Directors since 2002. According to the 2007 Proxy, D’Appolonia is President and CEO of Kinetic Systems, Inc. and the former President of Nightingale & Associates, LLC. D’Appolonia also served as President of Moll Industries, Inc., and as President and Chief Executive Officer of McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc., and Simmons Upholstered Furniture Inc. He is also a director of Exide

Technologies Inc. and Kinetic Systems, Inc. According to the 2007 Proxy, D’Appolonia also is a member of the Company’s Compensation Committee and the Nominating and Governance Committee.
     14. Defendant C. Scott Greer (“Greer”) is and has been a member of Washington Group’s Board of Directors since 2002. According to the 2007 Proxy, Greer is a Principal of Greer and Associates and formerly served as President and CEO of Flowserve Corporation. Greer is also a director of FMC Corporation. According to the 2007 Proxy, Greer also is a member of the Company’s Compensation Committee, Nominating and Governance Committee, and Executive Committee.
     15. Defendant Gail E. Hamilton (“Hamilton”) is and has been a member of Washington Group’s Board of Directors since 2005. According to the 2007 Proxy, Hamilton formerly held several positions at Symantec Corporation and is a director of Ixia, OpenText Corporation, and Surgient. According to the 2007 Proxy, Hamilton also is a member of the Company’s Compensation Committee.
     16. Defendant Stephen G. Hanks (“Hanks”) is and has been a member of Washington Group’s Board of Directors since 2001 and currently serves as the Company’s President and Chief Executive Officer. According to the 2007 Proxy, Hanks formerly served as Executive Vice President, Chief Legal Officer, and Secretary of the Company. Hanks is also a director of The Lincoln Electric Company. According to the 2007 Proxy, Hanks also serves as Chairman of the Company’s Executive Committee.
     17. Defendant William H. Mallender (“Mallender”) is and has been a member of Washington Group’s Board of Directors since 2002. According to the 2007 Proxy, Mallender is the retired Chairman of the Board and CEO of Talley Industries, Inc. According to the 2007 Proxy, Mallender also is Chairman of the Company’s Nominating and Governance Committee, a

member of the Company’s Audit Review Committee, and the Company’s Lead Independent Director.
     18. Defendant Michael P. Monaco (“Monaco”) is and has been a member of Washington Group’s Board of Directors since 2002. According to the 2007 Proxy, Monaco is a Senior Managing Director at Conway Del Genio Gries & Co., LLC. Monaco previously worked as a financial advisor to Lansdowne Capital Management and I.D. Systems, Inc., and served as Chairman and CEO of Accelerator, LLC. At present, Monaco also is a director of I.D. Systems, Inc. According to the 2007 Proxy, Monaco also is Chairman of the Company’s Audit Review Committee.
     19. Defendant Cordell Reed (“Reed”) is and has been a member of Washington Group’s Board of Directors since 2002. According to the 2007 Proxy, Reed is a retired Senior Vice President of Commonwealth Edison Company and is a director of Walgreen Company, LaSalle Bank, N.A., and LaSalle Bank Midwest. According to the 2007 Proxy, Reed also is Chairman of the Company’s Compensation Committee.
     20. Defendant Dennis R. Washington (“Washington”) is and has been a member of Washington Group’s Board of Directors since 1996 and currently is Chairman of the Company’s Board of Directors. According to the 2007 Proxy, Washington is also the founder and principal shareholder of a group of companies known as the Washington Companies. According to the 2007 Proxy, Washington also is the beneficial owner of approximately 11.10% of the Company’s outstanding common stock.
     21. Defendant Dennis K. Williams (“Williams”) is and has been a member of Washington Group’s Board of Directors since 2002. According to the 2007 Proxy, Williams is the retired Chairman of the Board of IDEX Corporation, previously served as Chairman, President and CEO of IDEX Corporation, and is a director of Actuant Corporation, Owens-

Illinois, Inc., and Ametek, Inc. According to the 2007 Proxy, Williams also is a member of the Company’s Audit Review Committee, Nominating and Governance Committee, and Executive Committee.
     22. Defendant URS Corporation is a Delaware corporation with its principal executive offices located at 600 Montgomery Street, San Francisco, California, 94111. According to its web site, URS Corporation claims to be one of the largest engineering design firms worldwide, and a leading U.S. federal government contractor. Its business focuses primarily on providing professional and technical services in the engineering, construction services, and defense markets. In late May 2007, URS Corporation signed a definitive agreement to acquire Washington Group in a cash and stock transaction valued at approximately $2.6 billion.
     23. Defendants Elk Merger Corporation and Bear Merger Sub, Inc., are Delaware corporations and wholly-owned subsidiaries of URS Corporation formed to effectuate the Proposed Transaction.
     24. The defendants identified in paragraphs 11 through and including 21 above are referred to collectively herein as the “Individual Defendants.” By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with Plaintiff and the other public shareholders of Washington Group and therefore owe Plaintiff and Washington Group’s other shareholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure.
     25. Each of the Individual Defendants at all times had the power to control and direct Washington Group to engage in the misconduct alleged herein. The Individual Defendants’ fiduciary obligations required them to act in the best interest of Plaintiff and all of Washington Group’s public shareholders.

     26. Each of the Individual Defendants is acting in concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.
CLASS ACTION ALLEGATIONS
     27. Plaintiff brings this action on its own behalf and as a class action, pursuant to Court of Chancery Rule 23, on behalf of itself and the public shareholders of Washington Group common stock (the “Class”). Excluded from the Class are the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.
     28. This action is properly maintainable as a class action.
     29. The Class is so numerous that joinder of all members is impracticable. As of July 27, 2007, there were 29,297,592 shares of Washington Group common stock outstanding, held by many shareholders scattered throughout the country
     30. Questions of law and fact are common to the Class, including, among others:
          a. Whether the Individual Defendants have breached their fiduciary duties owed to Plaintiff and the Class;
          b. Whether defendants are pursuing a scheme and course of conduct designed to eliminate the public securities holders of Washington Group in violation of the laws of the State of Delaware to enrich themselves at the expense and to the detriment of Plaintiff and the Class; and
          c. Whether defendants will irreparably harm Plaintiff and the Class if defendants’ conduct complained of herein continues.
     31. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the Class and Plaintiff has the same interests as the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.
     32. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other Class members or substantially impair or impede their ability to protect their interests.
     33. Defendants have acted in a manner that affects Plaintiff and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.
SUBSTANTIVE ALLEGATIONS
     34. On May 28, 2007, the Company announced that it had entered into a definitive Merger Agreement (the “Merger Agreement”) with URS whereby URS will acquire all of the issued and outstanding shares of Washington Group for combined consideration of $43.80 per share in cash and 0.772 shares of URS Corporation common stock for each Washington Group share. The offer represents a premium for Washington Group of only 14% based on the Company’s closing stock price on Friday, May 25, 2007.
     35. On October 1, 2007, the Company filed the Proxy in connection with seeking shareholder approval of the Proposed Transaction. As alleged herein, the terms of the Proposed Transaction are procedurally and financially unfair to shareholders. Furthermore, the Proxy fails to disclose highly significant and material information that is necessary for the Company’s public shareholders to make an informed decision regarding whether to approve the Proposed Transaction and, importantly, whether to seek appraisal to obtain fair value for their shares. Moreover, the Individual Defendants have omitted from the Proxy facts that a reasonable investor would view as significantly altering the total mix of information made available. This failure by the Individual Defendants to accurately make material and non-misleading disclosures in the Proxy renders the Proposed Transaction unfair and coercive.
     36. The Proposed Transaction is subject to certain closing conditions, including the approval of Washington Group’s shareholders and necessary regulatory approvals. The deal is expected to close in the fourth quarter of 2007. The Board of Directors of Washington Group has unanimously voted in favor of the Proposed Transaction.
     37. There has been a strong backlash against the Company and the Proposed Transaction by its largest institutional shareholder, Greenlight. Greenlight holds 2,917,400 shares or 9.96% of the Company’s outstanding stock. On July 26, 2007, Greenlight sent a letter to the Company’s Board of Directors (filed with the SEC on a Form 13D) informing the Company that it intended to vote against the Proposed Transaction. Greenlight stated that its opposition to the Proposed Transaction was based on three grounds: (a) Washington Group failed to conduct an “auction process” that would have obtained higher value for the Company’s shareholders; (b) the estimates of future contract revenue used in the Fairness Opinion were overly conservative; and (c) Washington Group’s valuation of the Company in connection with the Proposed Transaction did not consider that the Company’s problematic contracts were near completion and that the Company is currently poised to make substantially increased earnings going forward.
The Proposed Transaction is Procedurally and Financially Unfair
     38. The Individual Defendants had a fiduciary obligation to: (a) undertake an appropriate evaluation of Washington Group’s net worth as a merger/acquisition candidate; (b) act independently to protect the interests of the Company’s public shareholders; and (c) actively evaluate the Proposed Transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value on any sale of Washington Group.

     39. The Individual Defendants have breached their fiduciary duties because of the acts and transactions complained of herein, including their decision to enter into the Proposed Transaction without making the requisite effort to obtain the best transaction reasonably available under the circumstances.
     40. The Individual Defendants breached their fiduciary duties because they failed to choose financial projections that fairly valued the Company’s worth to maximize shareholder value. They also failed to seek out bids from alternative strategic acquirers who may have been willing to pay the Company’s shareholders more for their stock. Greenlight’s July 26, 2007 letter underscores that very point:
The Board of Directors relied on a fairness opinion from Goldman Sachs instead of an auction. Considering that the proposed transaction is a sale to a strategic buyer through a non-auction process, the approximate fifteen percent premium to the pre-announcement share price strongly suggests that a higher value could have been obtained through an auction. This is particularly true inasmuch as Washington Group had received unsolicited interest from several parties. If the company determined it was to be sold, we believe it should have either demanded a larger premium or sought additional competing bids through an auction process. [Emphasis added].
     41. Moreover, pursuant to Section 5.3(c) of the Merger Agreement, the Company has agreed it will not actively seek out an alternative proposal to the Proposed Transaction. The Merger Agreement provides in relevant part:
[N]either [the Company] nor any of its subsidiaries shall . . . directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, a Company Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or date to any person relating to a Company Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Company Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal or propose public or agree to do any of the foregoing relating to any Company Acquisition Proposal.
While the Merger Agreement does contain provisions that allow the Board of Washington Group to consider an unsolicited third-party offer, defendants’ decision to approve a $70 million termination fee and certain provisions requiring Washington Group to alert URS of such an offer make it virtually impossible for a third-party deal to succeed.
     42. Proposed Transaction is financially unfair because the consideration per share to be paid to the Company’s public shareholders is inadequate. This is because, among other things: (a) given the Company’s prospects for growth and profitability in light of its business, earnings power, present and future, the intrinsic value of the Company’s stock is materially in excess of $43.80 per share and 0.772 shares of URS Corporation common stock that URS has proposed; and (b) the price to be paid to the Company’s public shareholders is not the result of arm’s length negotiations but was fixed arbitrarily by the defendants to “cap” the market price of the Company and obtain its assets and business at the lowest possible price. Moreover, defendants agreed not to include a price “floor” in the Merger Agreement that would have protected Washington Group’s shareholders from a reduction in the value of the stock portion of the Proposed Transaction if the market price of URS’s shares declined before the parties could consummate the deal.
     43. In this regard, Greenlight’s July 26, 2007, letter to the Board stated in relevant part:
Based on our review of the proxy materials, the fairness opinion on which the Board relied contained overly conservative forecasts that do not recognize the real future earnings potential of Washington Group business. That analysis does not assign value to Washington Group’s substantial tax asset, relies on overly conservative estimates of Washington Group’s earnings potential, and ignores the potential of several major opportunities Washington Group is pursuing.
We believe management’s net income estimates in the preliminary proxy of $88 million for 2007 and $104 million for 2008 (EPS of $2.88 and $3.41 respectively) are too conservative. In 2006, Washington Group had $42.2 million in charges related to problematic highway contracts in Southern California and Nevada and expects another $25 million in losses this year. The problematic contracts are nearing completion, as the largest is expected to be finished this fall. Management has indicated Washington Group no longer participates in the type of bidding that led to the Southwest highway contracts. These losses have at a minimum depressed recent and current results.
***
We observe that, adjusted to eliminate the Southwest highway projects, management apparently projects declining gross profit margin and operating margin in 2008. This is not consistent with the favorable environment and management’s view that it is achieving higher margins on new business than it has over the last few years. [Emphasis added].
     44. Greenlight’s July 26, 2007, letter went on to point out:
On July 16, 2007, Washington Group affirmed its 2007 guidance of $2.60 — $2.92 in earnings per share, which now includes the $25 million charge for the Southwest highway contracts. This further supports the notion that management’s guidance history is based on setting a low bar designed not to be missed even when negative surprises occur. This was the second time in two years the company took a large, unexpected charge for the highway projects and still maintained its guidance. [Emphasis added].
     45. Greenlight’s letter concluded in relevant part:
[T]he proposed merger consideration neither gives Washington Group credit for its full value nor its superior growth prospects. The proposal does not share with Washington Group shareholders (other than reduced participation as future URS holders) any portion of the synergies. Though a combination may make business sense, we are skeptical that URS will increase its bid to compensate Washington Group shareholders adequately. Like any good management, we believe Messrs. Koffel and Hicks [URS’ senior management] are, in part, attracted to the proposed bargain price of the deal. [Emphasis added].
     46. Moreover, the merger consideration gives no value to management’s own publicly stated belief that Washington Group will likely receive Infrastructure Business order recoveries in the tens of millions of dollars (if not more) after litigation regarding the highway contracts is complete.
     47. That the Proposed Transaction failed to “give Washington Group credit for its full value [or] its superior growth prospects” is confirmed by the Company’s own recent press releases. Since the Proposed Transaction was first disclosed publicly on May 28, 2007, the Company announced that it has procured (or could very well procure) several major contracts that can reasonably be expected to positively affect Washington Group’s prospects for the future:

•	On June 1, 2007, the Company stated that it had been awarded a contract by Fort Hills Energy L.P. “to provide front-end engineering and design (FEED) services for site preparation and utility work at Fort Hill’s planned oil sands upgrading facility in Sturgeon County near Edmonton Alberta.” Commenting upon this development, Stephen M. Johnson, the Company’s Senior Vice President, stated, “[w]e’re pleased to continue the expansion of our efforts in serving the demanding Canadian oil sands market.” [Emphasis added].

•	On June 12, 2007, the Company issued a press release stating that it had been selected by the FutureGen Industrial Alliance “to provide architectural, design, and engineering support services for the FutureGen initiative, a public-private partnership to develop and build a first-of-its-kind, coal-fueled, near-zero emissions electric power plant.” “The FutureGen initiative tackles some of the most pressing issues in the energy industry today — the use of our abundant coal resources, the control of greenhouse gases, and the development of new, clean, and reliable energy sources,” Mr. Johnson noted. Johnson added that “Washington Group International’s expertise in energy and industrial processes spans the needs of this showcase program, and we have committed some of our best talent to help develop a project that is extremely important to the United States and to the industrialized world.” [Emphasis added]. The initial technology selection, design, and engineering work is scheduled for completion in March 2008.

•	On June 19, 2007, the Company announced that it has been selected to provide engineering, procurement and construction services for a major clean-air project at Constellation Energy’s Brandon Shores Power Plant in Baltimore, Maryland. According to the Company, the project “will substantially reduce plant emissions — including sulfur dioxide, particulate matter, and mercury — allowing Constellation Energy to meet new Maryland clean-air requirements that take effect in 2010.”

•	A June 28, 2007 press release stated that the Company had been “awarded a contract by California Ethanol & Power, LLC (CE&P) to provide initial engineering support for the first of a series of plants in California’s Imperial Valley that will each convert 30,000 acres of sugarcane into 50 million gallons of fuel-grade ethanol per year and produce 30 megawatts of electricity.” David B. Richmond, Vice President of Business Development in Washington Group’s Industrial/Process Business Unit, noted that the Company was “pleased to be a part of this exciting project, adding to our extensive portfolio of projects serving the energy sector.” [Emphasis added]. The press release added that “Washington Group’s role in [this] project is expected to expand as the project advances.” [Emphasis added].

•	On June 29, 2007, the Company announced that the U.S. Department of Energy had awarded a four-year contract for management and operation of the West Valley Demonstration Project (WVDP) to West Valley Environmental Services Company, LLC (WVES), a team led by Washington Group. “The selection of WVES as site contractor is indicative of the level of confidence the DOE has placed in Washington Group International and its partners,” said Vice Admiral Albert H. Konetzni, USN (ret), President of newly formed WVES.

•	In a July 19, 2007 press release, the Company stated that it had “been awarded a contract by the City of Ontario (Calif.) to provide professional services for infrastructure facilities in one of the largest infill real estate developments west of the Mississippi River.” [Emphasis added]. “We are pleased to support the City of Ontario as it moves forward on this visionary project,” said Greg Therrien, president of Washington Group’s Infrastructure Business Unit. “Washington Group has long been involved in the advancement of California’s infrastructure — from helping expand the San Francisco Airport to work on current transit systems in Los Angeles and the Bay area.”

•	A July 25, 2007 press release stated that the Company’s Canadian subsidiary, Washington Group Northern Ltd., had been awarded a contract by Suncor Energy Services Inc. to provide “detailed engineering, procurement, and construction services for a second gas-fired cogeneration project in support of the planned continued development of Suncor’s Firebag oil sands reserves in the Athabasca region of Alberta, Canada.” In the press release, Lou Pardi, president of the Company’s Power Business Unit, headquartered in Princeton, N.J. stated that “Washington Group is pleased to continue our support of Suncor by expanding our work at the Firebag site.” Pardi added that “[t]his new-generation project further strengthens our portfolio of oil sands work in Canada where we are committed to serving the needs of the developers and operators — from power to mining to infrastructure.” [Emphasis added].

•	On August 1, 2007, the Company announced that it had been “awarded a costreimbursable, task-order contract by Louisiana Energy Services (LES) to provide construction services in the building of the National Enrichment Facility, a uraniumenrichment facility near Eunice, N.M.” The press release added that “[p]roviding construction services for the National Enrichment Facility is a major expansion of Washington Group’s role at the site, where the firm has been providing related construction-management services since mid-2006.” [Emphasis added].

•	In an August 6, 2007 press release, the Company stated that “negotiations with the U.S. Army Chemical Materials Agency have been completed for additions to Washington Group’s contracts at three U.S. chemical weapons demilitarization plants, with the value of the modifications totaling approximately $2.5 billion.” [Emphasis added].

•	On August 14, 2007, the Company announced that it had been selected by Nuclear Power Qinshan Joint Venture Co. LTD (NPQJVC) to provide project management consulting services related to NPQJVC’s nuclear power activities in China.

•	The Company announced on August 15, 2007 that it had “been selected to negotiate with the U.K. Nuclear Decommissioning Authority (NDA) to operate the U.K.’s national low level nuclear waste repository located in West Cumbria in northern England.” The contract in question is due to be awarded in October 2007 and the NDA has estimated that the agreement “could have a value of $400 million to $1 billion.” [Emphasis added].

The foregoing positive and material developments obviously were not adequately factored into the Proposed Transaction’s consideration of $43.80 in cash and 0.772 shares of URS common stock.
     48. Recognizing the Company’s potential for greater growth and management’s tendency to downplay its financial stability, URS is attempting to deny the Company’s public shareholders the opportunity to obtain fair value for their equity interest by proposing a transaction at an inadequate premium.
The Misleading Proxy Contains Material Misrepresentations and Omissions
     49. The Company’s Proxy fails to explain to investors certain material information about the process by which the deal was negotiated and uses misleading, overly conservative numbers to value the Company. The Proxy also fails to provide a sufficient explanation to shareholders of the reasons why they should vote in favor of a Proposed Transaction that offers them a meager 14% premium over the stock’s trading price as of Friday, May 25, 2007, particularly since the Proposed Transaction fails to take into account: (a) numerous recent contracts that likely will significantly enhance the Company’s future results from operations; and (b) management’s stated optimism regarding the Company’s business prospects.
     50. The Proxy purports to outline a history of “strategic discussions” that the Company had previously with certain other third parties, identified only as “Company A” and “Company B.” One of the most troublesome aspects of the Proxy is that it fails to explain to shareholders why, after receiving the proposal from URS, it did not re-solicit “Company A,” “Company B,” or other potential strategic investors to see if they would be interested in submitting a superior proposal.
     51. Moreover, the Proxy uses materially misleading numbers to calculate the value of Washington Group. In this regard, Greenlight’s July, 2007 letter forcefully calls into question why the Proxy used Goldman’s conservative numbers to evaluate the Company when senior management had been boasting about the promise of expansion and growth to investors over the past several months. The Greenlight letter states in relevant part:
We met with Washington Group management on March 28, 2007, and discussed Washington Group’s profit potential. Management identified [six] possible adjustments to the 2006 results that would be unlikely to be repeated in future years. . . . These items suggested a pretax income for 2006 from $115 million to $155 million to create a baseline for 2007. Washington Group management was very optimistic about business prospects, including its ability to win new work and to achieve an internal goal of increasing margins by one-to-two percent on new work. The midpoint of management’s guidance for work backlog at the end of 2007 is $6.7 billion, a nineteen percent increase from year-end 2006. [Emphasis added].
Management expects eighteen percent revenue growth in 2007. Assuming no margin improvement, pretax income should grow eighteen percent in 2007 from the adjusted 2006 baseline. This implies $183 million of pretax income in 2007, which translates into $107 million of net income and $3.49 of earnings per share. There should be further upside as the company achieves improved margins. [Emphasis added].
Management agreed it saw this potential and was focused on execution. Management referred us to its comments made on the fourth quarter conference call when CEO Stephen Hanks said Washington Group’s goal is to increase earnings by twenty percent in 2008. Based on our discussion of 2007, this implies estimated earnings of at least $4.19 per share in 2008. . . . In our meeting, Mr. Hanks then indicated that the five-year operating environment was so favorable he believed twenty percent growth was a good target for several years beyond 2008 as well. We wonder why management forecast in the proxy is so disconnected from Mr. Hanks’ views [Emphasis added].
     52. Greenlight’s July 26, 2007 letter adds that in May 2007, Hanks made optimistic statements about the Company’s financial strength. In this regard, Greenlight’s letter stated that:
During the company’s quarterly earnings call on May 10, 2007, Mr. Hanks estimated Washington Group has a deferred tax asset worth more than six dollars per share. Based on the description in the Proxy statement, there is no evidence that Goldman took that asset into account in calculating Washington Group’s enterprise value or price-to-earnings ratio. The proposed transaction price of $80 represents a multiple of less than twelve times the company’s earnings potential adjusted for the $6 per share tax asset value.
***
If we apply the midpoint of our range of adjusted 2008 estimates ($4.19 to

$6.37 per share) to the current industry multiple of twenty-one and add six dollars per share of value for the asset tax, we estimate a fair value of Washington Group to be $117 per-share. [Emphasis added]
     53. Indeed, in the Company’s May 9, 2007 press release announcing its first quarter 2007 results, Hanks touted the fact that the Company was “position[ed] . . . for continued growth in 2008.” Hanks stated specifically that Washington Group had made “excellent progress in extending our reach to growth markets,” and further that “[o]ur end markets remain very robust across our business.”
     54. The Company’s press statement released in conjunction with its August 6, 2007, Form 8-K filing continued to present the picture of a fiscally stable company, rather than one that was in need of merging with a strategic acquirer for the purpose of a capital infusion. At that time, Hanks boasted that:
Robust markets and the strong performance of our people drove another strong quarter for Washington Group International. . . . We achieved our fourth consecutive quarter of new work bookings at or above $1.2 billion, and excellent performance across our business units has us on track to meet our earnings guidance for the year despite a charge related to a fixed-price highway project. [Emphasis added].
     55. Washington Group management also expressed optimism regarding the Company’s future growth prospects on August 7, 2007, during the second quarter results conference call. At that time, Steve Johnson, the Company’s Executive Vice President for Business Development stated:
As you have heard many times before, it is a great time in our industry. Industrial investment and government expenditures are as high as they have been at any time in our recent history. All indications show continued growth in all of our end markets. In energy alone, for example, petroleum industry leaders recently acknowledged that conventional sources will not be enough to meet the projected growth in demand over the next 25 years, and the world will need to develop all the supplementary energy sources it can from biofuels to nuclear power to oil sands. This demand is creating opportunities in our industry that we expect to last for some time. More over, we see the opportunity reflected in our current prospect pipeline. We talked about the depth and strength of this pipeline last quarter, and I can tell you the size and quality of our prospects continued to build. Our pipeline prospects represent nearly $7 billion in probable new work with a strong emphasis on power, industrial process, Energy & Environment, and mining sectors. [Emphasis added].
     56. At that same time, Johnson added that:
We had an excellent quarter as you’ve heard, including work for a Pinto Valley project customer, which is a restart of a copper mine in Arizona; for management and operations at the Lawrence Livermore national laboratory in California for the U.S. Department of Energy; another management and operations contract at the West Valley Demonstration project in New York, also for the DOE; a project for Houston Metro Guided Rapid Transit Corridors in Texas, Phase I services; an integrated facility management outsources initiative; five new oil and gas front end engineering and design contracts; and a cost reimbursable test order contract to provide construction services at the National Enrichment Facility in New Mexico. As you heard, those total bookings for the quarter totaled $1.4 billion. In addition to the backlog we built through these new bookings in the second quarter, we’ve had several nice awards and bookings over the last few weeks that I would like to preview for you. In our Infrastructure business unit, the city of Ontario in California selected us to provide professional services for infrastructure facilities in one of the largest in-fill real estate developments west of the Mississippi River. Under our cost reimbursable contract, we will deliver public works inspection and material testing of streets, water, sewer, storm drain and related facilities for the first phase of Ontario’s new model colony, which is an 8,200-acre master plan development. In our Power business unit, we expect to book in the third quarter a $490 million procurement and construction services program for the installation of several air-quality control systems, including flue gas desulfurization at a power plant in Maryland. [Emphasis added].
     57. During the second quarter conference call, Hanks stated that the Company was “really pleased with our performance for the first half of this year” and that the Company was “on track for another solid year in 2007.” Hanks further asserted that:
We’re performing well, and our markets across all of our business units are very strong. Longer term opportunities for us include, as Steve indicated, the resurgence in nuclear power. We have the capabilities and resources to serve the full nuclear life cycle from mining and fuel enrichment to power plants to waste management and cleanup. With approximately 7,500 nuclear professionals within our company, our technical alliances with GE and Mitsubishi Heavy Industries, and our excellent track record in serving this market, we believe we are very well positioned to play a substantial role in this growing market. We are involved in multiple competitions for major environmental management and operations opportunities in the United States and in the United Kingdom. Our track record on these programs is outstanding. Also, we continue to make in-roads in the oil and gas arena, including front end engineering and design work. We are not typically referred to as an oil and gas contractor, but I would tell you that this market is so strong that we are going to develop a substantial oil and gas business in this market, and it is something that I think will serve our company and our shareholders very well in the future. [Emphasis added].
          58. In Washington Group’s August 6, 2007 press release announcing the Company’s second quarter 2007 results, Hanks claimed that the Proposed Transaction with URS was in the best interest of shareholders because, “[o]ur Board of Directors believes that our merger transaction with URS is capable of creating more stockholder value than Washington Group could as a standalone company while creating a stronger and more competitive combined company.” However, in the Proxy, the Company does not disclose how it reached this conclusion or what work, if any, had been done internally to investigate the ways in which Washington Group could increase shareholder value “as a standalone company.”
          59. Greenlight highlighted this concern in its July 26, 2007 letter to the Company’s Board of Directors, stating in relevant part:
Washington Group is over-capitalized. In the proposed sale, URS would use the cash on Washington Group’s balance sheet and take additional leverage to try to deliver outsize returns to URS shareholders. URS had repeatedly cited its track record of successfully repaying debt as a corporate strength. On the conference call on May 29, Mr. Hanks cited the opportunity for Washington Group shareholders to “take some cash off the table.” Washington Group did not cite the leverage of the combined company as a negative.
Given that Washington Group Board has determined that these traits are desirable, the company can create this opportunity for shareholders itself. Washington Group should consider returning its cash to shareholders and taking on debt comparable to that in the proposed sale to deliver outsize returns to Washington Group Shareholders. [Emphasis added].
     60. Greenlight’s conclusion in this regard is reinforced by Plaintiff’s own experience in dealing with Company management. In July 2006, Schultze, by way of a letter to Earl Ward, the Company’s Vice President of Investor Relations, and George Juetten, the Company’s Chief Financial Officer, urged Washington Group to undertake steps to maximize long-term shareholder value. In this regard, the letter stated:
We view WGII as an undervalued and underleveraged engineering & construction firm. We urge management to close this valuation gap by implementing a more efficient capital structure which will send a very clear message to the investing community as soon as possible. WGII has significant sources of cash from its balance sheet and through the capacity for significant additional leverage. We estimate this case to be approximately $742 million and believe it should entirely be used to repurchase WGII stock so that remaining shareholders may benefit from accretion of future earnings per share and cash flow. [Emphasis added].
The Company rejected Plaintiff’s proposal out of hand on the ground that its customer base would react negatively to any action that would result in Washington Group becoming more leveraged.
     61. Plaintiff repeatedly brought the matter of leveraged recapitalization to the attention of Company management throughout the subsequent period including just prior to Washington Group’s annual shareholder meeting held on May 18, 2007. Once again, Washington Group management declined to consider plaintiff’s proposal because of what it believed would be negative reaction from the Company’s customers.
     62. At the annual meeting, Plaintiff presented (during a presentation to the entire group which lasted approximately 10 minutes) to the assembled shareholders his rational for a leveraged recapitalization. Plaintiff also discussed and refuted in detail management’s multiple prior objections to a leveraged recapitalization where management had previously indicated it was not possible for Washington Group to borrow any money due to the nature of the Company’s business.
     63. However, within days of that annual meeting, the Company announced the Proposed Transaction. Indeed, URS has indicated that, following the anticipated close of the transaction in the fourth quarter of this year, it expects to have roughly $1.5 billion of debt on its balance sheet. Upon the consummation of the Proposed Transaction, URS will have a debt-to-

total capital ratio of approximately 37%. During the joint teleconference sponsored by URS and Washington Group management whereby the companies discussed the merger announcement, at least one investor asked about the benefits to URS of entering into the merger. One of the responses given by the URS management team was that the Company’s strong and steady cash flow would help reduce the risk of borrowing the money necessary to fund the merger.
     64. The fact that the Company’s Board agreed to the Proposed Transaction when management refused to entertain the notion of leveraged capitalization in both 2006 and 2007 strongly suggests that Washington Group never took any steps to analyze whether the Company could, in fact, create more shareholder value on a standalone basis. In addition, the stated rationale for the Company’s prior refusal to entertain changes to its capital structure (perceived negative customer reaction) rings hollow given that: (a) Plaintiff’s own survey of Washington Group’s customers conducted prior to the announcement of the Proposed Transaction confirmed that the Company’s client base would not be adversely affected by a recapitalization plan that increased leverage; and (b) since late May 2007, the Company has secured several material contracts with clients who are aware that the entity resulting from the Proposed Transaction will have substantial debt on its balance sheet.
     65. The Proxy also contains materially misleading statements and material omissions regarding Goldman’s analysis of the financial fairness of the Proposed Transaction and Morgan Stanley’s financial analysis (URS’s financial advisor). In addition to not properly taking into account Washington Group’s true financial prospects, the disclosures in the Proxy regarding the projections Morgan Stanley and Goldman used in their respective analyses are materially misleading and incomplete in that they do not project financial performance for a sufficient number of years to adequately apprise Washington Group shareholders of the long-term prospects for growth and profitability of Washington Group and URS.

     66. This is material because, on the one hand, Washington Group shareholders are being asked to exchange a portion of their equity in the Company for cash, which requires them to be able to determine the cash flow generating potential of Washington Group (and therefore its value). On the other hand, Washington Group shareholders are being asked to exchange a portion of their equity interest in the Company for the equity of a new entity, which requires them to determine the cash flow generating potential of URS to value the stock-based component of the merger consideration.
     67. Morgan Stanley prepared its discounted cash flow analysis of URS using projections prepared by URS that encompassed calendar years 2007 through 2011. However, the projections provided in the S-4 for URS extend only as far as 2009. The Proxy gives no explanation for this discrepancy.
     68. The Proxy does not make clear how many years of projections Goldman was provided and relied upon in its discounted cash flow analysis, which is a very atypical presentation style in such analyses. Defendants’ failure to make these disclosures in the Proxy is problematic because the selection of perpetuity growth rates is highly dependent on the growth prospects of the Company at the point at which the perpetuity calculation is performed. Not knowing what the perpetuity (or terminal) period is, there is no way for shareholders to make an informed judgment as to the appropriate long-term growth rates (an assumption that can have dramatic impact on the value of Washington Group concluded under the DCF analysis).
     69. Significant synergies are expected to result from the Proposed Transaction. However, the Proxy only provides guidance with respect to synergies expected to be realized in 2008 of $52.5 million. It is common for merger integration plans to take longer than a year in order to maximize the value of annual synergies. Greenlight, Plaintiff, and other significant shareholders are concerned that Washington Group is being underpriced on the basis of a standalone entity, and the addition of significant synergies would only compound this perception. Using a baseline of $75 million of stabilized, pre-tax synergies, the present value of after-tax synergies associated with the Proposed Merger can be conservatively estimated at $450 million using a 40% tax rate and a discount rate of 9.5% (the same point estimate discount rate used by Goldman).
     70. The “Comparable Company Analysis” contained in the Proxy does not disclose the actual multiples (price-to-earnings or aggregate value-to-EBITDA) used by Morgan Stanley to calculate Washington Group’s value under this approach. Moreover, the Proxy does not disclose whether Morgan Stanley considered a transaction premium as part of this analysis given the control nature of the Proposed Merger. Morgan Stanley, however, acknowledged the appropriateness of considering transaction premiums as it conducted a “Precedent Transactions Analysis,” the sole purpose of which is to investigate transaction premiums involving buyouts that Morgan Stanley deemed relevant.
     71. The Proxy does not disclose the multiples Morgan Stanley actually applied to Washington Group and URS’s future earnings in its “Discounted Equity Value” analysis. This is particularly important because the low end of the concluded range of $82 per share for Washington Group is above the merger consideration of $80 per share calculated as of May 25, 2007, the trading day just prior to the announcement of the Proposed Merger.
     72. Morgan Stanley utilized discount rates of 8.5% — 9.5% but without discussion of the analytical framework(s), methodologies or relevant assumption(s) that underlie this estimate.
     73. Further, while the Proxy discloses Morgan Stanley’s use of projections for revenue EBIT and net income, the cash flow forecasts that formed the basis of the Discounted Cash Flow analysis are not disclosed. In addition, as discussed above, the Proxy does not disclose whether Morgan Stanley considered the impact of cost savings or synergies anticipated as a result of the Proposed Transaction.
     74. The Proxy does not disclose the annual synergies assumed in the Morgan Stanley “Pro Forma Merger Analysis,” which is vital to Washington Group’s shareholders evaluation of the sufficiency of the Proposed Merger consideration.
     75. The Proxy does not disclose whether Goldman considered a transaction premium as part of its “Comparison of Selected Companies” analysis given the control nature of the Proposed Transaction. Goldman acknowledges the appropriateness of considering transaction premiums as it conducts a “Precedent Premiums Analysis,” the sole purpose of which is to investigate transaction premiums involving buyouts that Goldman deemed relevant.
     76. As discussed herein, the Proxy does not precisely disclose what projections Goldman relied on for its “Discounted Cash Flow” analysis. In addition, the basis for Goldman’s selection of perpetuity growth rates is not clearly disclosued. Moreover, based on the existent description of the DCF analysis, it is impossible for a reasonable shareholder to discern what period was used for the terminal value calculation.
     77. The Proxy fails to indicate how Goldman’s “Selected Precedent Transactions Analysis” influenced its opinion as to the fairness of the Proposed Merger consideration. With the exception of the “Comparison of Selected Companies” analysis, Goldman appears to have concluded value ranges based on its assumptions and analyses. However, this analysis falls short by not applying appropriate valuation multiples to measures of the target company’s financial performance, which is the customary practice in valuation and fairness opinions.
     78. The Proxy does not disclose the annual synergies assumed in Goldman’s Illustrative Pro Forma Merger Analysis. This analysis, which is vital to Washington Group’s shareholders evaluation of the sufficiency of the Proposed Merger consideration.
     79. The Proxy also fails to discuss the financial impact of Washington Group’s tax assets. Washington Group has significant tax assets in the form of tax amortization of purchased assets, net operating loss carryforwards as well as foreign tax credits. Based on a review of available public information relating to the magnitude and timing of these tax assets indicates that their after-tax, present value is approximately $175 million using a 40% tax rate and a discount rate of 9.5%.
     80. Absent more complete disclosure to shareholders of the issues raised herein, Washington Group’s shareholders are left with no explanation as to why they should approve a Proposed Transaction that offers them an unfair premium for the value of their shares in a company that appears poised for substantial growth in the future.
COUNT I
BREACH OF FIDUCIARY DUTIES
(Against the Individual Defendants and Washington Group)
     81. Plaintiff repeats and re-alleges each allegation set forth herein.
     82. The Individual Defendants have violated the fiduciary duties of care, loyalty, disclosure and independence owed under applicable law to the public shareholders of Washington Group and have acted to put their personal interests ahead of the interests of Washington Group shareholders.
     83. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of Plaintiff and other members of the Class.
     84. The Individual Defendants have violated and continue to violate their fiduciary duties by attempting to enter into a transaction without regard to the fairness of the transaction to Washington Group shareholders. Defendant Washington Group directly breached and/or aided and abetted the other defendants’ breaches of fiduciary duties owed to Plaintiff and the other holders of Washington Group stock.

     85. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Washington Group. Recognizing the Company’s potential for greater growth, the Individual Defendants have nonetheless attempted to deny the Company’s public shareholders the opportunity to obtain fair value for their equity interest by proposing and approving a transaction at an inadequate premium.
     86. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.
     87. As a result of the wrongful actions of the Individual Defendants, Plaintiff and the Class will suffer irreparable injury.
     88. The Individual Defendants are engaging in self-dealing, are not acting in good faith toward Plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.
     89. Unless the Proposed Transaction is enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Proposed Transaction’s terms, will not supply to shareholders sufficient information to enable them to cast informed votes on the Proposed Transaction and may consummate the Proposed Transaction, all to the irreparable harm of the members of the Class.
     90. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury, which the defendants’ actions threaten to inflict.
COUNT II

BREACH OF THE FIDUCIARY DUTY OF DISCLOSURE
(Against the Individual Defendants)
     91. Plaintiff repeats and re-alleges each allegation set forth herein.
     92. The Individual Defendants already have caused materially misleading and incomplete information to be disseminated to the Company’s public shareholders. Having chosen to publicly communicate concerning the Proposed Transaction, the Individual Defendants had an obligation to be complete and accurate in their disclosures.
     93. As detailed herein, the Proxy fails to disclose material information, including information necessary to prevent the statements contained therein from being misleading.
     94. The misleading omissions and disclosures made by the Individual Defendants regarding, inter alia, the analyses conducted, presented to and considered by the Company’s Board and its advisors affirm the inadequacy of the disclosures to Washington Group’s shareholders. Because of the Individual Defendants’ failure to provide full and fair disclosures, Plaintiff and the Class will be stripped of their ability to make an informed decision on whether to vote in favor of the Proposed Transaction or seek appraisal, and thus have been damaged thereby.
     95. Plaintiff lacks an adequate remedy at law.
COUNT III
AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY
(Against Washington Group and URS)
     96. Plaintiff repeats and re-alleges each allegation set forth herein.
     97. Defendants Washington Group and URS aided and abetted the Individual Defendants in breaching their fiduciary duties owed to the public shareholders of Washington Group, including Plaintiff and the members of the Class.
     98. The Individual Defendants owed to Plaintiff and the members of the Class certain fiduciary duties as more fully set out in Count I above.

     99. By committing the acts alleged herein, the Individual Defendants breached their fiduciary duties owed to Plaintiff and the members of the Class.
     100. Defendants Washington Group and URS colluded in or aided and abetted the Individual Defendants’ breaches of fiduciary duties, and were active and knowing participants in the Individual Defendants’ breaches of fiduciary duties owed to Plaintiff and the members of the Class.
     101. Defendants Washington Group and URS participated in the breach of the fiduciary duties by the Individual Defendants to advance their own interests. Defendants Washington Group and URS will obtain both direct and indirect benefits from colluding in or aiding and abetting the Individual Defendants’ breaches.
     102. Defendants Washington Group and URS will benefit, inter alia, from URS’ acquisition of the Company at a grossly inadequate and unfair price if the Proposed Transaction is consummated.
     103. Plaintiff and the members of the Class will be irreparably injured as a direct and proximate result of the aforementioned acts and have no adequate remedy at law.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiff demands permanent injunctive relief in its favor and in favor of the Class and against defendants as follows:
     A. Declaring that this action is properly maintainable as a class action;
     B. Declaring that the defendants and each of them have committed and/or participated in a breach of their fiduciary duty to Plaintiff and other members of the Class;
     C. Enjoining the defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;
     D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s shareholders;
     E. Rescinding, to the extent already implemented, the Proposed Transaction and any of the terms thereof;
     F. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorney and expert fees; and
     G. Granting such other and further equitable relief as this Court may deem just and proper.
Dated: October 1, 2007

RIGRODSKY & LONG, P.A.
By:	/s/ Seth D. Rigrodsky
Seth D. Rigrodsky, Esquire (#3147)
Brian D. Long, Esquire (#4347)
919 North Market Street, Suite 980
Wilmington, DE 19801
Tel: (302) 295-5310

MOTLEY RICE LLC
Ann K. Ritter, Esquire
28 Bridgeside Boulevard
Mount Pleasant, SC 29464
Tel: (843) 216-9000

Attorneys for Plaintiff

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